Exhibit 10.1

GLOBAL PARTNERS LP and GLP FINANCE CORP.,
as Issuers,

and

THE PURCHASERS SET FORTH IN SCHEDULE A,
as Purchasers

7.75% SENIOR NOTES DUE 2018

NOTE PURCHASE AGREEMENT

Dated as of December 23, 2013

i

SECTION 4.	CONDITIONS TO PURCHASERS’ PURCHASE OF NOTES	10

4.1	Delivery of Notes	10
4.2	Representations and Warranties	10
4.3	Performance	10
4.4	Certificates	10
4.5	Funding Notice	11
4.6	Note Documents	11
4.7	Approvals	11
4.8	Opinion of Issuers’ Counsel	11
4.9	Fee	11
4.10	No Litigation.	11
4.11	Credit Agreement Debt	11
4.12	No Default	11
4.13	KYC Requirements	11
4.14	Purchase Permitted by Applicable Law	12

SECTION 5.	CONDITIONS TO ISSUERS’ ISSUANCE OF NOTES	12

5.1	Payment of Purchase Price	12
5.2	Representations and Warranties	12
5.3	Note Documents	12

SECTION 6.	PAYMENTS FREE OF TAXES, ETC.	12

6.1	Withholding	12
6.2	Other Taxes	12
6.3	Indemnification	12
6.4	Evidence of Payment	13
6.5	Forms	13
6.6	Refunds	13
6.7	Survival	14

SECTION 7.	INDEMNIFICATION OF PURCHASERS	14

7.1	Expense Reimbursement	14
7.2	Indemnification	14
7.3	Contribution	14
7.4	Successors and Assigns	15
7.5	No Consequential Damages	15
7.6	Defense	15
7.7	Survival	15
7.8	Applicability	15

SECTION 8.	MISCELLANEOUS	15

8.1	GOVERNING LAW	15
8.2	Submission to Jurisdiction and Venue; Waiver of Jury Trial	15

8.3	Enforcement of Agreement	16
8.4	Successors and Assigns	16
8.5	No Third Party Beneficiaries	16
8.6	Entire Agreement	17
8.7	Notices	17
8.8	Delays or Omissions	17
8.9	Amendments and Waivers	18
8.10	Severability	18
8.11	Table of Contents, Headings, etc.	18
8.12	Counterparts	18
8.13	Joint and Several Obligations of Issuers	18

EXHIBITS AND SCHEDULES

Exhibit A-1	Certain Definitions
Exhibit A-2	Rules of Construction
Exhibit B	Form of Funding Notice

Schedule A	Purchasers

Schedule 1	Guarantors
Schedule 2.7	Litigation
Schedule 2.12	ERISA
Schedule 2.13	Subsidiaries; Equity Interests
Schedule 2.14	Environmental Compliance
Schedule 2.23	Affiliate Transactions

This Note Purchase Agreement (this “Agreement”), dated as of December 23, 2013 (the “Closing Date”), is among Global Partners LP, a Delaware limited partnership (the “Company”), GLP Finance Corp., a Delaware corporation (“Finance Corp.,” and together with the Company, the “Issuers”), and the purchasers set forth in Schedule A hereto (collectively, the “Purchasers,” and each individually, a “Purchaser”).

Capitalized terms used but not defined elsewhere in this Agreement have the meanings assigned to them in Exhibit A-1, and the rules of construction applicable to this Agreement are set forth in Exhibit A-2.

RECITALS:

WHEREAS, the Issuers desire to sell, and the Purchasers desire to buy, an aggregate principal amount of $80,000,000 of the Issuers’ 7.75% Senior Notes due 2018 (the “Notes”), to be issued in accordance with the terms and conditions of an indenture to be entered into on the date hereof among the Issuers, the Guarantors (as defined below) and the Purchasers (as may be amended, supplemented or otherwise modified from time to time, the “Indenture”); and

WHEREAS, the Issuers’ obligations under the Notes, including the due and punctual payment of interest on the Notes, will be irrevocably and unconditionally guaranteed by each of the guarantors listed in Schedule 1 (the “Guarantors”) and the other Guarantors (as defined in the Indenture) from time to time pursuant to the Guarantee.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained in this Agreement, the parties to this Agreement agree as follows:

AGREEMENT:

SECTION 1.                            PURCHASE AND SALE OF NOTES.

1.1                               Sale and Issuance of Notes.  The aggregate principal amount of Notes to be sold under this Agreement (the “Aggregate Principal Amount”) shall equal $80,000,000.    Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing, and the Issuers agree to sell and issue such Purchaser at the Closing, an aggregate principal amount of Notes equal to its Proportional Share of the Aggregate Principal Amount, for a purchase price equal to the principal amount of Notes purchased by such Purchaser multiplied by such Purchaser’s Proportional Share.  The aggregate purchase price for the Notes payable by the Purchasers is referred to as the “Purchase Price.”  For the avoidance of doubt, each Purchaser’s obligation to purchase the Notes and any other obligations hereunder are several and not joint and no failure by one Purchaser to purchase its Proportional Share of the Notes will result in the obligation of the other to purchase such Notes.

1.2                               Closing.  The consummation of the purchase and sale of the Notes as contemplated by this Agreement (the “Closing”) will take place on the Closing Date.

1.3                               Delivery.  At the Closing, the Issuers shall deliver to each Purchaser the Notes to be purchased by each Purchaser in the form of a single Note (or such greater number of

Notes in denominations of at least $100,000 as each Purchaser may request at least one day prior to the Closing Date) dated the Closing Date, registered in such Purchaser’s name (or in the name of its designated nominee) and substantially in the form attached to the Indenture, against wire transfer by such Purchaser to the Issuers, or their order, of immediately available funds in the amount of its Proportional Share of the Purchase Price to the following account:

Bank:
ABA Number:
A/C Number:
Account Name:

If at the Closing the Issuers shall fail to tender such Notes to any of the Purchasers as provided above, or any of the other conditions specified in Section 4 shall not have been fulfilled to each Purchaser’s satisfaction, any of the Purchasers shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 2.                            REPRESENTATIONS AND WARRANTIES OF ISSUERS.  The Issuers represent and warrant, jointly and severally, to each of the Purchasers as of the Closing Date that:

2.1                               Existence, Qualification and Power.  Each of the Issuer Parties and its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) if applicable, execute, deliver and perform its obligations under each of this Agreement, the Indenture and the Notes (the “Note Documents”) to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (b)(i) or (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  True and accurate copies of the Fundamental Documents of the Issuer Parties, as in effect on the date hereof, have been made available to each of the Purchasers.

2.2                               Authorization; No Contravention.  The execution, delivery and performance by each Issuer Party of each Note Document to which such Issuer Party is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Issuer Party’s Fundamental Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Issuer Party is a party or affecting such Issuer Party or the properties of such Issuer Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Issuer Party or its property is subject, or (c) violate any Applicable Law.

2.3                               Governmental Authorization.  Assuming that the representations of each Purchaser set forth in Section 3 are true and correct:

(a)                                 no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Issuer Party of this Agreement or any other Note Document or (ii) the offer, sale or issuance of the Notes, other than routine filings under the Exchange Act;

(b)                                 the offer, sale, and issuance of the Notes in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act and the securities registration provisions of all applicable state securities laws; and

(c)                                  no qualification of the Indenture under the Trust Indenture Act of 1939 is required in connection with the offer and sale of the Notes and the Guarantee.

2.4                               Binding Effect.  This Agreement has been, and each other Note Document, when delivered hereunder, will have been, duly executed and delivered by each Issuer Party that is party thereto.  This Agreement constitutes, and each other Note Document when so delivered will constitute, a legal, valid and binding obligation of each Issuer Party, enforceable against each Issuer Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and except that enforceability may be limited by public policy and an implied covenant of good faith and fair dealing.

2.5                               No Restrictions on Transfer.  Other than as set forth in the Indenture, the Notes will be free of restrictions on transfer under applicable state and Federal securities laws.

2.6                               No Material Adverse Effect.  Since March 15, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

2.7                               Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Issuers after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Issuer Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Note Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 2.7, either individually or in the aggregate, if determined adversely upon reasonable review of the underlying claim, could reasonably be expected to have a Material Adverse Effect.

2.8                               No Default.  Neither any Issuer Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default (each as defined in the Indenture) has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document.

2.9                               Property.  Each Issuer Party and its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of each Issuer Party and its Subsidiaries is subject to no Liens other than Permitted Liens.

2.10                        Insurance.  The properties of each Issuer Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of an Issuer Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Issuer Party or the applicable Subsidiary operates.

2.11                        Taxes.  Each Issuer Party and its Subsidiaries have filed all Federal and material state and other Tax returns and reports required to be filed, and have paid all material Federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed Tax assessment against any Issuer Party or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Issuer Party nor any Subsidiary thereof is party to any tax sharing agreement.

2.12                        Employee Matters.

(a)                                 Except as described in the SEC Reports, no labor disturbance by the employees of the Issuer Parties exists or, to the best knowledge of the Issuers, is imminent, that could reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as set forth in Schedule 2.12(b), each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter (or is entitled to rely on an opinion letter or advisory letter) from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Issuer Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(c)                                  There are no pending or, to the best knowledge of the Issuers, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan that  could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to have a Material Adverse Effect.

(d)                                 (i) No ERISA Event has occurred, and neither any Issuer Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Issuer Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Issuer Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Issuer Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Issuer Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(e)                                  Neither any Issuer Party or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed in Schedule 2.12(e) and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

2.13                        Subsidiaries; Equity Interests.  As of the Closing Date, no Issuer Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 2.13, and all of its outstanding Equity Interests in such Subsidiaries have been validly issued, in accordance with their respective Fundamental Documents and are fully paid (to the extent required under the applicable Fundamental Documents) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, Chapter 156C and Sections 35 and 46 of the Massachusetts Limited Liability Company Act and Sections 63.235 and 63.625 of the Oregon Limited Liability Company Act) and are owned by an Issuer Party in the amounts specified in Part (a) of Schedule 2.13 free and clear of all Liens other than Liens granted pursuant to the Credit Agreement. The Issuer Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 2.13.  All of the outstanding Equity Interests in each Issuer Party have been validly issued, in accordance with their respective Fundamental Documents and are fully paid (to the extent required under the applicable Fundamental Documents) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, Chapter 156C and Sections 35 and 46 of the Massachusetts Limited Liability Company Act and Sections 63.235 and 63.625 of the Oregon Limited Liability Company Act) and, as to each Issuer Party other than the Company are owned by the Persons and in the amounts specified on Part (c) of Schedule 2.13 free and clear of all Liens other than Liens granted pursuant to the Credit Agreement.  The sole general partner of the Company is Global GP LLC, a Delaware limited liability company.

2.14                        Environmental Compliance.  Each Issuer Party and its Subsidiaries conduct in the ordinary course of business a periodic review of the effect of existing Environmental Laws and any pending claims alleging potential responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Issuers have reasonably concluded that, except as specifically disclosed in Schedule 2.14, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Schedule 2.14, as of the Closing Date, none of the Issuer Parties (a) has received (i) any orders or correspondence of any kind from Oregon Department of Environmental Quality related to any violation or modification of Cascade Kelly Holdings LLC’s existing air permit or (ii) any requests for information relating to Cascade Kelly Holdings LLC’s existing air permit, in each case, since February 15, 2013 or (b) has actual knowledge of any orders, correspondence or requests for information of the type described in clause (a) for the period prior to February 15, 2013.

2.15                        Financial Statements.

The Historical Financial Statements (a) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (b) fairly present the financial condition of the Issuers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (c) show all material indebtedness and other liabilities, direct or contingent, of the Issuers and their Subsidiaries as of the date thereof, including material liabilities for Taxes, commitments and Indebtedness.

2.16                        Solvency.  The Issuer Parties, on a consolidated and consolidating basis, both before and after giving effect to the transactions contemplated by this Agreement and the other Note Documents are Solvent.

2.17                        Margin Regulations; Investment Company Act.

(a)                                 No Issuer Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 None of the Issuer Parties or any Subsidiaries thereof is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

2.18                        Use of Proceeds.  The Issuers will use the proceeds of the Notes solely (a) to repay Indebtedness (as defined in the Indenture) of the Company and its Subsidiaries, (b) to pay the transaction costs incurred in connection with the transactions contemplated hereby and (c) to finance the ongoing general corporate activities of the Company and its Subsidiaries.

2.19                        Disclosure.  Each Issuer Party has disclosed to the Purchasers all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Issuer Party to the Purchasers in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Note Document (in each case, as modified or supplemented by other information so furnished and taken as a whole with all documents so delivered) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to the Projections, (a) the Issuers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable as of the Closing Date (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Issuers, and the Issuers make no representation or warranty as to the attainability of the Projections or as to whether the Projections will be achieved) and (b) as of the Closing Date, the Projections have not been modified in any material respect by the Issuers.

2.20                        Compliance with Laws; Permits.

(a)                                 Each of the Issuer Parties and their Subsidiaries is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)                                 All material permits necessary to the operation of the business of the Issuer Parties are in full force and effect, and the applicable Issuer Party or its Subsidiary holding each such material permit is not in violation of such permit other than any violation that could not reasonably be expected to have a Material Adverse Effect.

2.21                        Intellectual Property.  Each Issuer Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person unless any such conflict could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of each Issuer Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Issuer Party or any Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Issuers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

2.22                        Debt; Liens.

(a)                                 The Issuer Parties and the other Restricted Subsidiaries (as defined in the Indenture) have no Indebtedness (as defined in the Indenture) (i) outstanding on the Closing Date other than any Indebtedness permitted pursuant to Section 4.09 of the Indenture or (ii) outstanding under the Credit Agreement on the Closing Date other than any Indebtedness described in Section 4.11 of this Agreement.

(b)                                 Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of any of the Issuer Parties or any rights relating thereto.

2.23                        Affiliate Transactions.  Except as disclosed in Schedule 2.23, none of the officers, directors or employees of any Issuer Party is presently a party to any transaction with such Issuer Party or any other Issuer Party (other than for services as employees, officers and directors and redemption agreements and loans to owners, officers and employees to the extent permitted by Section 4.11 of the Indenture), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Issuers, any corporation, partnership, trust or other entity (other than for services as employees, officers and directors and redemption agreements and loans to owners, officers and employees, in each case in the ordinary course of business consistent with past practices) in which any officer, director or any such employee has a substantial interest or is an officer, director, trustee or partner.

2.24                        SEC Reports.  Since January 1, 2012, the Company has timely filed all documents required to be filed with the Commission pursuant to Sections 13(a), 14(a) or 15(d) of the Exchange Act.  The SEC Reports, when they were filed with the Commission conformed in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in the light of the circumstances in which they were made, not misleading.

2.25                        No Solicitation or Integration.  Neither the Issuers nor any other Person authorized by the Issuers to act on their behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of purchasers with respect to offers or sales of the Notes.  The Issuers have not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to their knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.

2.26                        Brokers.  Neither the Issuers nor any other Person authorized by the Issuers to act on their behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Purchasers would be required to pay.

2.27                        Money Laundering Laws; Anti-Bribery Laws.

(a)                                 The operations of the Issuer Parties are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering and anti-terrorism statutes of all jurisdictions, the rules and regulations thereunder and any related or similar laws, regulations or guidelines, issued, administered or enforced by any governmental agency (including, without limitation, the U.S.A. Patriot Act and the Executive Order) (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Issuer Party with respect to the Money Laundering Laws is pending or, to the best knowledge of the Issuers, threatened.

(b)                                 None of the Issuer Parties shall use, directly or indirectly, any part of the proceeds from the sale of the Notes hereunder for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.                            REPRESENTATIONS AND WARRANTIES OF PURCHASERS.  Each Purchaser represents and warrants, or acknowledges, as applicable, as of the Closing Date as follows:

3.1                               Accredited Investor.  Such Purchaser is (a) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; (b) aware that the sale of the Notes to it is being made in reliance on a private placement exemption from registration under the Securities Act; and (c) acquiring the Notes for its own account.

3.2                               Not a Public Offering.  Such Purchaser understands and agrees that the Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Notes have not been and will not be registered under the Securities Act and that such Notes may be offered, resold, pledged or otherwise transferred only (a) pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144 thereunder (if available), (b) pursuant to an effective registration statement under the Securities Act (which such Purchaser acknowledges the Issuer Parties have no obligation to furnish), or (c) to the Company or one of its Subsidiaries, in each of cases (a) through (c) above in accordance with any applicable securities laws of any State of the United States, and that it will notify any subsequent Purchaser of Notes from it of the resale restrictions referred to above, as applicable.

3.3                               Sophisticated Investor.  Such Purchaser (a) is able to fend for itself in the transactions contemplated by this Agreement, (b) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Notes and (c) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

3.4                               Independent Investigation, etc.  Such Purchaser acknowledges that (a) it has conducted its own investigation of the Issuers and the terms of the Notes, (b) it has had access to the Company’s public filings with the Commission and to such financial and other information as it deems necessary to make its decision to purchase the Notes, and (c) it has been offered the opportunity to ask questions of the Issuers and received answers thereto, as it deemed necessary in connection with the decision to purchase the Notes.  The foregoing, however, does not limit or modify the representations and warranties of the Issuers under this Agreement or the right of such Purchaser to rely thereon.

3.5                               Reliance by Issuers.  Such Purchaser understands that the Issuers and their counsel will rely upon the truth and accuracy of the foregoing representations and acknowledgements.

SECTION 4.                            CONDITIONS TO PURCHASERS’ PURCHASE OF NOTES.  The obligation of each Purchaser to purchase its Proportional Share of the Notes at the Closing is subject to the fulfillment on or before the Closing Date of each of the following conditions:

4.1                               Delivery of Notes.  The Issuers shall have delivered Notes to each Purchaser, representing in aggregate such Purchaser’s proportional share of the Aggregate Principal Amount and substantially in the form attached to the Indenture, to the applicable Purchaser, in the registered name of such Purchaser (or its designated nominee).

4.2                               Representations and Warranties.  The representations and warranties of the Issuer Parties contained in Section 2 shall be true and correct in all respects as of the Closing Date.

4.3                               Performance.  The Issuers shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing Date.

4.4                               Certificates.  The Issuers shall have delivered to the Purchasers:

(a)                                 a certificate, signed by an officer of such Issuer Party or its (or its parent’s) general partner, stating that (i) the conditions specified in Sections 4.2, 4.3, 4.11 and 4.12 are satisfied and (ii) after giving effect to the transactions contemplated by the Note Documents on the Closing Date, the Issuer Parties, taken as a whole, are Solvent; and

(b)                                 a certificate in respect of each Issuer Party, signed by a secretary or assistant secretary of such Issuer Party or its (or its parent’s) general partner, certifying (i) as to the incumbency of the officers of such Issuer Party or its (or its parent’s) general partner authorized to execute and deliver this Agreement (if applicable), the other Note Documents and any instruments or agreements required hereunder or thereunder to which such Issuer Party is a party, (ii) as true, complete and correct and in full force and effect as of the Closing Date, and attaching, copies of the Fundamental Documents of such Issuer Party, (iii) as true, complete and correct and in full force and effect as of the Closing Date, and attaching, a copy of one or more resolutions or other authorizations of such Issuer Party or its general partner authorizing the Note Documents to which it is a party and (iv) attaching certificates issued by the Secretary of State or other applicable Governmental Authority of the state or other jurisdiction of such Issuing Party’s organization.

4.5                               Funding Notice.  At least one Business Day prior to the Closing Date, the Purchasers shall have received written instructions signed by an officer of the general partner of the Company and an officer of Finance Corp. on letterhead of the Company in the form attached as Exhibit B.

4.6                               Note Documents.  The parties (other than the Purchasers) to each Note Document shall have duly executed each such Note Document, and each such Note Document shall be in full force and effect.

4.7                               Approvals.  The Issuers shall have obtained all necessary authorizations, approvals, permits and qualifications, if any, or secured an exemption therefrom, required by any Governmental Authority (including state authorities) in connection with to the offer and sale of the Notes, and each such authorization, approval, permit or qualification shall be effective at the Closing.

4.8                               Opinions and Other Letters of Issuers’ Counsel.  The Purchasers shall have received (a) an opinion from Vinson & Elkins L.L.P., New York counsel for the Issuer Parties, (b) an opinion from Edward Faneuil, Massachusetts counsel for the Issuer Parties, (c) an opinion from Schwabe, Williamson & Wyatt, P.C., Oregon counsel for the Issuer Parties and (c) a summary letter from Schwabe, Williamson & Wyatt, P.C., Oregon counsel for the Issuer Parties, in each case dated the Closing Date and in form and substance reasonably acceptable to the Purchasers.

4.9                               Fees and Expenses.  All fees, costs and other expenses and all other amounts payable to the Purchasers (including, without limitation, (a) legal fees and expenses of counsel for the Purchasers, directly to such counsel if requested by the Purchasers and (b) any fees set forth in the Fee Letter) shall have been paid (or shall be paid simultaneously with the proceeds of the Notes on the Closing Date) to the extent due on the Closing Date.

4.10                        No Litigation.  There is no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain or prevent the transactions contemplated by this Agreement and the other Note Documents, as determined in the reasonable discretion of the Purchasers.

4.11                        Credit Agreement Debt.  Each Purchaser shall have received evidence reasonably satisfactory to it that amounts outstanding under any Credit Agreement shall not exceed $520,000,000 plus the aggregate amount of WC Loans (as defined in the Credit Agreement) outstanding at the close of business on the day prior to the Closing Date.

4.12                        No Default; No Material Adverse Effect.  After giving effect to the sale of the Notes, no Default or Event of Default (each as defined in the Indenture) has occurred and is continuing.  There shall be no existing event or condition that could reasonably be expected to have a Material Adverse Effect.

4.13                        KYC Requirements.  Each Purchaser shall have received all documentation and other information requested by such Purchaser and required by bank regulatory authorities under applicable “know your customer” laws and Money Laundering Laws, including the U.S.A. Patriot Act.

4.14                        Purchase Permitted by Applicable Law.  Each Purchaser’s purchase of Notes shall (a) be permitted by the Applicable Laws of each jurisdiction to which the Purchaser is subject, (b) not violate any Applicable Law (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject the Purchaser to any Tax, penalty or liability under or pursuant to any Applicable Law, which Applicable Law is not in effect on the Closing Date.  If requested by a Purchaser, the Purchaser shall have received an officers’ certificate from the Issuers certifying as to such matters of fact as the Purchaser may reasonably specify to enable the Purchaser to determine whether such purchase is so permitted.

SECTION 5.                            CONDITIONS TO ISSUERS’ ISSUANCE OF NOTES.  The obligation of the Issuers to issue the Notes on the Closing Date is subject to the fulfillment on or before the Closing Date of each of the following conditions by the Purchasers:

5.1                               Payment of Purchase Price.  Each Purchaser shall have paid its Proportional Share of the Purchase Price by wire transfer of immediately available funds to the account or accounts designated by Issuers in Section 1.3.

5.2                               Representations and Warranties.  The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all respects as of the Closing Date.

5.3                               Note Documents.  The parties to each Note Document (other than the Issuer Parties) shall have duly executed each such Note Document and each such Note Document shall be in full force and effect.

SECTION 6.                            PAYMENTS FREE OF TAXES, ETC.

6.1                               Withholding.  Any and all payments by or on account of any obligation of the Issuers hereunder or under any other Note Document shall to the extent permitted by Applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, Applicable Laws require any Tax to be withheld or deducted on any payments by or on account of any obligation of the Issuers hereunder or under any other Note Document, (x) the Issuers shall withhold or deduct such Tax in accordance with such Applicable Laws and timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Applicable Laws, and (y) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Issuers shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholding or deductions of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 6.1) the Holder receives an amount equal to the sum it would have received had no such withholding or deduction been made.

6.2                               Other Taxes.  Without limiting or duplicating the provisions of Section 6.1, the Issuers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Laws.

6.3                               Indemnification.  The Issuers shall jointly and severally indemnify each Holder, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Holder, on or with respect to any payment by or on account of any obligation of the Issuers hereunder or under any other Note Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 6.3) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority.

6.4                               Evidence of Payment.  Upon request by the Holders after any payment of Taxes by the Issuers to a Governmental Authority as provided in this Section 6, the Issuers shall deliver to the Holder the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Holders.

6.5                               Forms.  A Holder shall, at the time it acquires the Notes and thereafter as reasonably requested by the Issuers, deliver such other documentation prescribed by Applicable Law or reasonably requested by the Issuers as will enable to the Issuers to determine whether or not such Holder is subject to backup withholding and information reporting.  Without limiting the generality of the foregoing, a Holder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, at the time it acquires the Notes and thereafter as reasonably requested by the Issuers or upon the expiration, invalidity or obsolescence of any previously delivered form, furnish to the Issuers either:  (i) two (2) accurate and complete originals of U.S. Internal Revenue Service Form W-8BEN and a certificate to the effect that the Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10-percent shareholder” within the meaning of Section 881(c)(3)(B) of the Code and is not a controlled foreign corporation described in Section 881(c)(3)(C) of the Code, or (ii) other applicable U.S. Internal Revenue Service forms to claim an exemption or reduction of U.S. federal withholding Tax. Notwithstanding the foregoing, the Holder shall not be required to deliver any form or documentation it is not legally entitled to deliver.  In addition, each Holder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, at the time it acquires the Notes and thereafter as reasonably requested by the Issuers or upon the expiration, invalidity or obsolescence of any previously delivered form, furnish to the Issuers two (2) complete and accurate originals of IRS Form W-9 or other applicable form certifying that such Holder is exempt from backup withholding.

6.6                               Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 6 (including by the payment of additional amounts pursuant to Section 6.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 6.6 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 6.6, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 6.6 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 6.6 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

6.7                               Survival.  Without prejudice to the survival of any other agreement of the Issuers hereunder, the agreements and obligations of the Issuers contained in this Section 6 shall survive the payment in full of all amounts due hereunder.

SECTION 7.                            INDEMNIFICATION OF PURCHASERS.

7.1                               Expense Reimbursement.  The Issuers shall pay all of each Purchaser’s fees, costs and expenses (including, without limitation, all reasonable out-of-pocket costs and expenses arising in connection with the purchase of the Notes and any due diligence investigation performed by each of the Purchasers and the reasonable fees and expenses of special counsel to the Purchasers and also of, without limitation, any local legal counsel as shall be reasonably necessary in connection with each Purchaser’s purchase of the Notes and the Note Documents, provided that the Issuers’ aggregate payment obligations in respect of fees and expenses of legal counsel of the Purchasers accrued on or prior to the Closing Date shall not exceed $150,000) arising in connection with the negotiation, preparation, execution, delivery and administration (including in connection with any exchange contemplated in Section 3.10 of the Indenture) of the Note Documents.

7.2                               Indemnification Generally.  The Issuers hereby indemnify and hold harmless all Indemnified Parties from and against all Liabilities.  In addition to the foregoing, the Issuers agree to reimburse each Indemnified Party for all legal or other expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding).  No Indemnified Party shall be liable to the Issuers or any other Person for damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages arise as a result of information distributed through the internet, electronic, telecommunications or other information transmissions systems by such Indemnified Party in a manner that is determined by a court of competent jurisdiction in a final and non-appealable judgment to have been grossly negligent or a result of the bad faith or willful misconduct of such Indemnified Party (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).  No Indemnified Party shall be liable to the Issuers or any other Person for any determination made by it pursuant to this Section 7 in the absence of gross negligence or willful misconduct on the part of such Person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

7.3                               Contribution.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, then the Issuers shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Issuers on the one hand and such Indemnified Party on the other hand but also the relative fault of the Issuers and such Indemnified Party, as well as any relevant equitable considerations.  The rights set forth in this Section 7.3 are in addition to any rights that the Indemnified Parties may have at common law or otherwise.

7.4                               Successors and Assigns.  The Issuers’ indemnity obligations under this Section 7 shall be in addition to any liability which the Issuers may otherwise have and shall be binding upon any successors, assigns, heirs and personal representatives of the Issuers.  This Section 7 is for the benefit of the Indemnified Parties, and no other Person may rely hereon.

7.5                               No Consequential Damages.  In no event shall the Issuers have any liability to any Indemnified Party for any consequential or punitive damages, except for any such consequential or punitive damages included in any third party claim in connection with which such Indemnified Party is entitled to indemnification.

7.6                               Defense.  If any Indemnified Party is entitled to indemnification under this Section 7 with respect to any action or proceeding brought by a third party that is also brought against the Issuers, the Issuers shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Party.  Upon assumption by the Issuers of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in such action or proceeding and to retain its own counsel, but the Issuers shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (a) the Issuers have agreed to pay such fees and expenses, (b) the Issuers shall have failed to employ counsel reasonably satisfactory to the Indemnified Party in a timely manner or (c) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between the Issuers and the Indemnified Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Issuers.  The Issuers shall not consent to the terms of any compromise or settlement of any action defended by the Issuers in accordance with the foregoing without the prior consent of the Indemnified Party (other than any such compromise or settlement exclusively requiring payment of money by the Issuers).

7.7                               Survival.  Without prejudice to the survival of any other agreement of the Issuers hereunder, the agreements and obligations of the Issuers contained in this Section 7 shall survive the payment in full of all amounts due hereunder.

7.8                               Applicability.  This Section 7 shall not apply to Taxes.

SECTION 8.                            MISCELLANEOUS.

8.1                               GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.2                               Submission to Jurisdiction and Venue; Waiver of Jury Trial.

(a)                                 Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the borough of Manhattan or the District Court for the Southern District of New York or any court of appeals from either thereof, over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

(b)                                 EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

8.3                               Enforcement of Agreement.  The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.  Additionally, each party to this Agreement irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions of this Agreement or injunctive relief in any action brought therefore.

8.4                               Successors and Assigns(a)    .  All agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not.  This Agreement and the rights and obligations herein may be assigned by any of the Purchasers without the written consent of the Issuers or any other Purchaser in connection with such Purchaser’s transfer of Notes in accordance with the Indenture.  This Agreement and the rights and obligations herein may not be assigned by the Issuers without the prior written consent of each of the Purchasers.

8.5                               No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (other than any Indemnified Party, to the extent set forth in Section 7) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated hereby; provided, however, that future Holders shall have the rights of Holders set forth in this Agreement.

8.6                               Entire Agreement.  The Note Documents and the other documents delivered pursuant to this Agreement constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  Neither this Agreement nor any term of this Agreement may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

8.7                               Notices.  Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, sent via facsimile (receipt confirmed) or electronic mail at the following addresses, facsimile numbers or electronic mail addresses (or at such other addresses, facsimile numbers or electronic mail addresses for a party as shall be specified by like notice) or otherwise delivered by hand or by messenger, addressed:

(a)                                 if to any Purchaser, to the notice information set forth next to such Purchaser’s name in Schedule A;

(b)                                 if to the Issuers, to:

Global Partners LP

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

Attention: General Counsel

Fax No.: (781) 398-9211
Email:  efaneuil@globalp.com

with a copy to:

Attention:  Chief Financial Officer
Fax No.:  (781) 398-9202
Email:  dfoster@globalp.com

or in any such case to such other address, facsimile number, electronic mail address or telephone as either party may, from time to time, designate in a written notice given in a like manner.  If notice is provided by mail, it shall be deemed to be delivered upon proper deposit in a mailbox, if notice is delivered via facsimile or electronic mail, it shall be deemed to be delivered upon receipt of electronic confirmation, and if notice is delivered by hand, messenger or overnight courier service, it shall be deemed to be delivered upon actual delivery.

8.8                               Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any Holder of any Notes upon any breach or default of the Issuers under this Agreement shall impair any such right, power, or remedy of such Holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of any Holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.  All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

8.9                               Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Issuers and the Required Holders (as defined in the Indenture).  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each existing Holder, each future Holder and the Issuers.

8.10                        Severability.  In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.11                        Table of Contents, Headings, etc.  The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement and shall in no way modify or restrict any of the terms or provisions hereof.

8.12                        Counterparts.  The parties may sign any number of copies of this Agreement, and each party hereto may sign any number of separate copies of this Agreement.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8.13                        Joint and Several Obligations of Issuers.  All obligations of the Issuers hereunder and under the other Note Documents shall be joint and several.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Issuers:

GLOBAL PARTNERS LP

By:	GLOBAL GP LLC,
its General Partner

By:	/s/ Eric Slifka
Name:	Eric Slifka
Title:	President and Chief Executive Officer

GLP FINANCE CORP.

By:	/s/ Eric Slifka
Name:	Eric Slifka
Title:	President and Chief Executive Officer

NOTE PURCHASE AGREEMENT

Purchaser:

FS ENERGY AND POWER FUND

By:	GSO Capital Partners LP,
its sub-adviser

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

NOTE PURCHASE AGREEMENT

Purchasers:

KAYNE ANDERSON NON-TRADITIONAL INVESTMENTS, L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KANTI (QP), L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KAYNE ANDERSON CAPITAL INCOME PARTNERS (QP), L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KAYNE ANDERSON INCOME PARTNERS, L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

NOTE PURCHASE AGREEMENT

KAYNE ANDERSON INFRASTRUCTURE INCOME FUND, L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KAYNE ENERGY CREDIT OPPORTUNITIES, L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

KARBO, L.P.

Kayne Anderson Capital Advisors, L.P., its General Partner

By:	/s/ David Shladovsky
David Shladovsky
General Counsel

NOTE PURCHASE AGREEMENT

EXHIBIT A-1

CERTAIN DEFINITIONS

“Affiliate” has the meaning assigned to that term in the Indenture.

“Agreement” has the meaning assigned to that term in the preamble.

“Aggregate Principal Amount” has the meaning assigned to that term in Section 1.1.

“Applicable Law,” except as the context may otherwise require, means all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to close.

“Closing” has the meaning assigned to that term in Section 1.2.

“Closing Date” has the meaning assigned to that term in the preamble.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (unless as otherwise indicated), and the regulations promulgated and rulings issued thereunder.

“Commission” means the Securities and Exchange Commission.

“Company” has the meaning assigned to that term in the preamble.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” has the meaning assigned to that term in the Indenture.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment, human health and safety, and natural resources, or to the release

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of any materials into the environment, including those related to hazardous substances or wastes, air emissions, discharges to waste or public systems, and exposure to hazardous substances.

“Equity Interests” has the meaning assigned to that term in the Indenture.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) under common control with any Issuer Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Issuer Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Issuer Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Issuer Party or any ERISA Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Holder or required to be withheld or deducted from a payment to a Holder, (i) Taxes imposed on or measured by net income (however denominated, and including any backup withholding in respect thereof) and franchise Taxes, in each case, (a) imposed by the United States or as a result of such Holder being a resident of, or organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) branch profits Taxes imposed by the United States or any similar Tax imposed on the Holder by any other jurisdiction described in clause (i) above, (iii) any U.S. federal withholding Tax that is imposed on amounts payable to the Holder pursuant to Applicable Laws in effect at the time the Holder becomes a party hereto, except to the extent that such Holder’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts with respect to such withholding Tax pursuant to Section 6.1, (iv) any U.S. federal withholding Tax imposed as a result of the Holder’s failure to comply with the requirements set forth in Section 6.5 and (v) any U.S. federal withholding Tax imposed under Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply

A-1-2

with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Executive Order” means Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism).

“Fee Letter” means that certain Fee Letter, dated as of the date hereof, among the Issuers and each of the Purchasers.

“Finance Corp.” has the meaning assigned to that term in the preamble.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, as in effect from time to time.  For example, the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation and bylaws.

“GAAP” means generally accepted accounting principles in the United States that are in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” has the meaning assigned to that term in the recitals.

“Guarantee” means the guarantee made by the Guarantors and the other Guarantors (as defined in the Indenture) from time to time in favor of the Holders pursuant to Article 10 of the Indenture.

“Historical Financial Statements” means (a) the audited consolidated balance sheet of the Issuer Parties and their Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders equity and cash flows for such fiscal year of the Issuer Parties and their Subsidiaries, including the notes thereto, and (b) the unaudited quarterly balance sheets and related statements of income of the Issuer Parties and their Subsidiaries for each of the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

“Holder” has the meaning assigned to that term in the Indenture.

“Indemnified Party” means each of the Purchasers, each Affiliate of each Purchaser, each successor and permitted assign of the foregoing Persons and the respective directors, officers, advisers, agents and employees of each Purchaser and each other Person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act.

A-1-3

“Indemnified Taxes” means Taxes imposed on, or with respect to any, payments hereunder other than Excluded Taxes.

“Indenture” has the meaning assigned to that term in the recitals.

“IP Rights” has the meaning specified in Section 2.22.

“Issuer Parties” means the Issuers and the Guarantors.

“Issuers” has the meaning assigned to that term in the preamble.

“Liabilities” means any and all losses, claims, damages, liabilities or other costs or expenses, joint or several, to which an Indemnified Party may become subject which arise out of or related to or result from any transaction, action or proceeding connected with the Note Documents, the Notes or any other matters contemplated hereby; provided that “Liabilities” shall not include any losses, claims, damages, liabilities or other costs or expenses which result from the gross negligence or willful misconduct of an Indemnified Party (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (as defined in the Indenture) (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Issuer Parties taken as a whole or the Issuer Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Issuer Party to perform its obligations under any Note Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Issuer Party of any Note Document to which it is a party.

“Money Laundering Laws” has the meaning specified in Section 2.27(a).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Issuer Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note Documents” has the meaning specified in Section 2.1.

“Notes” has the meaning assigned to that term in the recitals.

A-1-4

“Other Connection Taxes” means, with respect to any Holder, Taxes imposed as a result of a present or former connection between such Holder and the jurisdiction imposing such Tax (other than connections arising from such Holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

“Other Taxes” means all present or future stamp, documentary or transfer Taxes, charges or similar levies due on the Notes or arising from any payment made hereunder or under any other Note Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Indenture or any other Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Issuer Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” has the meaning assigned to that term in the Credit Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Issuers or any ERISA Affiliate or any such Plan to which any Issuer Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Projections” means projections of the Issuer Parties and their Subsidiaries for the year ending December 31, 2014 prepared, or as directed to be prepared, by the Issuers and made available to the Purchasers.

“Proportional Share” means, in the case of any Purchaser, such percentage as set forth next to such Purchaser’s name in Schedule A under the column heading “Proportional Share.”

“Purchase Price” has the meaning assigned to that term in Section 1.1.

A-1-5

“Purchaser” has the meaning assigned to that term in the preamble.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“SEC Reports” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 or its other reports and forms filed with or furnished to the Commission under Sections 12, 13, 14 or 15(d) of the Exchange Act, after December 31, 2012 (including any amendments or supplements thereto) and before the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities but without duplication of any underlying liability related thereto, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability as of that date.

“Subsidiary” has the meaning assigned to that term in the Indenture.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“U.S.A. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), Public Law 107-56 (signed into law on October 26, 2001).

A-1-6

EXHIBIT A-2

RULES OF CONSTRUCTION

Unless the context otherwise requires:

1.                                      a term has the meaning assigned to it;

2.                                      an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

3.                                      “or” is not exclusive;

4.                                      words in the singular include the plural, and in the plural include the singular;

5.                                      the meanings of the words “will” and “shall” are the same when used to express an obligation;

6.                                      references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time; and

7.                                      “herein,” “hereof” and other words of similar import refer to this Agreement as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision.

A-2-1

EXHIBIT B

FORM OF FUNDING NOTICE

FUNDING NOTICE

To:                             FS Energy and Power Fund, KARBO, L.P., Kayne Anderson Capital Income Partners (QP), L.P., Kayne Anderson Income Partners, L.P., Kayne Anderson Infrastructure Income Fund, L.P., Kayne Anderson Non-Traditional Investments, L.P., KANTI (QP), L.P. and Kayne Energy Credit Opportunities, L.P., as purchasers

Re:                             7.75% Senior Notes Due 2018 of Global Partners LP and GLP Finance Corp.

Date:                  December 23, 2013

This irrevocable Funding Notice (this “Funding Notice”) is delivered to you pursuant to the Note Purchase Agreement, to be dated as of December 23, 2013 (the “Note Purchase Agreement”), by and among Global Partners LP and GLP Finance Corp. (together, the “Issuers”) and FS Energy and Power Fund, KARBO, L.P., Kayne Anderson Capital Income Partners (QP), L.P., Kayne Anderson Income Partners, L.P., Kayne Anderson Infrastructure Income Fund, L.P., Kayne Anderson Non-Traditional Investments, L.P., KANTI (QP), L.P. and Kayne Energy Credit Opportunities, L.P., as purchasers (the “Purchasers”).  All capitalized terms used herein without definition shall have the respective meanings specified in the Note Purchase Agreement.

The Issuers confirm and certify to the Purchasers that, as of the date hereof and as of the proposed Closing Date:

1.                          The proposed Closing Date is December 23, 2013, which is a Business Day.

2.                          The Aggregate Principal Amount is $80,000,000.

3.                          The Notes will be delivered pursuant to Section 1.3 of the Note Purchase Agreement to each Purchaser against wire transfer by each Purchaser to the Issuers, or their order, of immediately available funds in the amount of such Purchaser’s Proportional Share of the Purchase Price to the following account:

Bank:
ABA Number:
A/C Number:
Account Name:

[Signature page follows.]

B-1

IN WITNESS WHEREOF, the Issuers have executed this Funding Notice as of the date first above written.

GLOBAL PARTNERS LP

By:	GLOBAL GP LLC,
its General Partner

By:
Name:
Title:

GLP FINANCE CORP.

By:
Name:
Title:

B-2

SCHEDULE A

PURCHASERS

Purchaser	Notice Information	Proportional Share
FS Energy and Power Fund	FS Energy and Power Fund c/o GSO Capital Partners LP The Blackstone Group 345 Park Avenue, 31st Floor New York, NY 10154 Attention: Angelina Perkovic Fax No.: (201) 812-7906 Email: 12018127906@TLS.LDSPROD.com with a copy to: Attention: Valerie Kritsberg Email: valerie.kritsberg@gsocap.com	50%

KARBO, L.P.	KARBO, L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to: Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com	1.25%

Kayne Anderson Capital Income Partners (QP), L.P.	Kayne Anderson Capital Income Partners (QP), L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to:	21.25%

Schedule A-1

	Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com

Kayne Anderson Income Partners, L.P.	Kayne Anderson Income Partners, L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to: Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com	1.25%

Kayne Anderson Infrastructure Income Fund, L.P.	Kayne Anderson Infrastructure Income Fund, L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to: Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com	18.75%

Kayne Anderson Non-Traditional Investments, L.P.	Kayne Anderson Non-Traditional Investments, L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to:	0.80625%

Schedule A-2

	Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com

KANTI (QP), L.P.	KANTI (QP), L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to: Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com	2.94375%

Kayne Energy Credit Opportunities, L.P.	Kayne Energy Credit Opportunities, L.P. c/o Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars Third Floor Los Angeles, CA 90067 Attention: Mike Schimmel Fax No.: (310) 284-6490 Email: mschimmel@kaynecapital.com with a copy to: Attention: Vanessa Vasquez Email: vvasquez@kaynecapital.com	3.75%

Schedule A-3

SCHEDULE 1

GUARANTORS

Global Operating LLC

Global Companies LLC

Global Montello Group Corp.

Global Energy Marketing LLC

Chelsea Sandwich LLC

Glen Hes Corp.

Alliance Energy LLC

Bursaw Oil LLC

Global Energy Marketing II LLC

Global CNG LLC

Cascade Kelly Holdings LLC

Schedule I-1

SCHEDULE 2.7

LITIGATION

Actions, suits, proceedings, claims or disputes disclosed in the Company’s filings with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

Schedule 2.7-1

SCHEDULE 2.12

ERISA

(b)

•                  Audited financial statements have not been finalized for the Forms 5500 filed on October 15, 2013 for the Global Partners LP Pension Plan and the Global Montello Group Corp. Pension Plan.

•                  Forms 5500 for certain health and welfare plans maintained by Alliance Energy LLC prior to the Alliance Acquisition and Global Montello Group Corp. following the Alliance Acquisition were not timely filed for one or more prior plan years. Global Montello Group Corp. is correcting this under the Department of Labor voluntary compliance program.

•                  Certain contributions under the Global Partners LP 401(k) Savings and Profit Sharing Plan and the Global Montello Group Corp. 401(k) Savings and Profit Sharing Plan were incorrect.  Global Partners LP and Global Montello Group Corp. are self-correcting in accordance with IRS Revenue Procedure 2013-12.

(e)

•                  Global Partners LP Pension Plan

•                  Global Montello Group Corp. Pension Plan

Schedule 2.12-1

SCHEDULE 2.13

SUBSIDIARIES; EQUITY INTERESTS

Part (a) and (c).                                                            Subsidiaries.

1.                                      Global Partners LP

a)                                     Global Operating LLC (100%)

b)                                     GLP Finance Corp. (100%)

2.                                      Global Operating LLC

a)                                     Global Companies LLC (100%)

b)                                     Global CNG LLC (100%)

c)                                      Global Energy Marketing LLC (100%)

d)                                     Global Energy Marketing II LLC (100%)

e)                                      Global Montello Group Corp. (100%)

f)                                       Alliance Energy LLC (100%)

g)                                      Chelsea Sandwich LLC (100%)

h)                                     Cascade Kelly Holdings LLC (100%)

i)                                         Basin Transload, LLC (60%)

3.                                      GLP Finance Corp.

N/A

4.                                      Global Companies LLC

a)                                     Glen Hes Corp. (100%)

5.                                      Glen Hes Corp.

N/A

6.                                      Global CNG LLC

N/A

7.                                      Global Energy Marketing LLC

N/A

8.                                      Global Energy Marketing II LLC

N/A

9.                                      Global Montello Group Corp.

N/A

10.                               Alliance Energy LLC

a)                                     Bursaw Oil LLC (100%)

11.                               Bursaw Oil LLC

N/A

Schedule 2.13-1

12.                               Chelsea Sandwich LLC

N/A

13.                               Cascade Kelly Holdings LLC

N/A

14.                               Basin Transload, LLC

N/A

Part (b).                                                     Equity Investments

1.                                      Global Companies LLC

a)                                     Global Operating LLC (100%)

2.                                      Glen Hes Corp.

a)                                     Global Companies LLC (100%)

3.                                      Global CNG LLC

a)                                     Global Operating LLC (100%)

4.                                      Global Energy Marketing LLC

a)                                     Global Operating LLC (100%)

5.                                      Global Energy Marketing II LLC

a)                                     Global Operating LLC (100%)

6.                                      Global Montello Group Corp.

a)                                     Global Operating LLC (100%)

7.                                      Alliance Energy LLC

a)                                     Global Operating LLC (100%)

8.                                      Bursaw Oil LLC

a)                                     Alliance Energy LLC (100%)

9.                                      Chelsea Sandwich LLC

a)                                     Global Operating LLC (100%)

10.                               Cascade Kelly Holdings LLC

a)                                     Global Operating LLC (100%)

Schedule 2.13-2

11.                               Global Operating LLC

a)                                     Global Partners LP (100%)

12.                               Global Partners LP

a)                                     57.85% of the common units are held by the public and 41.78% of the common units are held by members and affiliates of the Slifka family and executive officers and directors of Global GP LLC.  The 0.37% general partner interest is held by Global GP LLC.

b)                                     Global GP LLC holds 230,303 General Partner Units of Global Partners LP (0.37%), and also holds the Incentive Distribution Rights under the Partnership Agreement for Global Partners LP.  Pursuant to a Compensation Funding Agreement by and between Global Partners LP and Global GP LLC dated as of June 1, 2009, Global GP LLC held 169,816 common units representing limited partner interests in Global Partners LP on December 11, 2013.  These common units are held in a compensation funding account for the benefit of Global GP LLC’s employees, directors and officers who provide services to Global Partners LP and its Subsidiaries.

13.                               GLP Finance Corp.

a)                                     Global Partners LP (100%)

Schedule 2.13-3

SCHEDULE 2.14

ENVIRONMENTAL COMPLIANCE

In connection with the December 2012 acquisition of six New England gasoline stations from Mutual Oil Company, the Company assumed certain environmental liabilities, including certain ongoing remediation efforts. As a result, the Company recorded a total environmental liability of approximately $0.6 million which was recorded as a long-term liability at December 31, 2012.

In connection with the March 2012 acquisition of Alliance, the Company assumed Alliance’s environmental liabilities, including ongoing environmental remediation at certain of the retail stations owned by Alliance and future remediation activities required by applicable federal, state or local law or regulation. Remedial action plans are in place, as may be applicable with the state agencies regulating such ongoing remediation. Based on reports from environmental engineers, the Company’s estimated cost of the ongoing environmental remediation for which Alliance was responsible and future remediation activities required by applicable federal, state or local law or regulation is estimated to be approximately $16.1 million to be expended over an extended period of time. Certain environmental remediation obligations at the retail stations acquired by Alliance from ExxonMobil in 2011 are being funded by ExxonMobil, and therefore cost estimates for such obligations at these stations are not included in this estimate. As a result, the Company recorded, on an undiscounted basis, total environmental liabilities of approximately $16.1 million. At December 31, 2012, this liability had a remaining balance of approximately $15.0 million.

In connection with the September 2010 acquisition of the retail gasoline stations from ExxonMobil, the Company assumed certain environmental liabilities, including ongoing environmental remediation at and monitoring activities at certain of the acquired sites and future remediation activities required by applicable federal, state or local law or regulation. Remedial action plans are in place with the applicable state regulatory agencies for the majority of these locations, including plans for soil and groundwater treatment systems at eight sites. Based on consultations with environmental engineers, the Company’s estimated cost of the remediation is expected to be approximately $30.0 million to be expended over an extended period of time. As a result, the Company recorded, on an undiscounted basis, total environmental liabilities of approximately $30.0 million. At December 31, 2012, this liability had a remaining balance of approximately $26.6 million.

In connection with the June 2010 acquisition of three refined petroleum products terminals in Newburgh, New York, the Company assumed certain environmental liabilities, including certain ongoing remediation efforts. As a result, the Company recorded, on an undiscounted basis, a total environmental liability of approximately $1.5 million, which was recorded as a long-term liability at December 31, 2012.

In connection with the November 2007 acquisition of ExxonMobil’s Glenwood Landing and Inwood, New York terminals, the Company assumed certain environmental liabilities, including the remediation obligations under remedial action plans submitted by ExxonMobil to and approved by the New York Department of Environmental Conservation (“NYDEC”) with

Schedule 2.14-1

respect to both terminals. As a result, the Company recorded, on an undiscounted basis, total environmental liabilities of approximately $1.2 million. At December 31, 2012, this liability had a remaining balance of approximately $0.3 million.

In connection with the May 2007 acquisition of ExxonMobil’s Albany and Newburgh, New York and Burlington, Vermont terminals, the Company assumed certain environmental liabilities, including the remediation obligations under a proposed remedial action plan submitted by ExxonMobil to NYDEC with respect to the Albany, New York terminal. As a result, the Company recorded, on an undiscounted basis, total environmental liabilities of approximately $8.0 million. In June 2008, the Company submitted a remedial action work plan to NYDEC, implementing NYDEC’s conditional approval of the remedial action plan submitted by ExxonMobil. The Company responded to NYDEC’s requests for additional information and conducted pilot tests for the remediation outlined in the work plan. Based on the results of such pilot tests, the Company changed its estimate and reduced the environmental liability by $2.8 million during the fourth quarter ended December 31, 2008. In July 2009, NYDEC approved the remedial action work plan, and the Company signed a Stipulation Agreement with NYDEC to govern implementation of the approved plan. The remedial action work has been implemented pursuant to the approved work plan, and the post-remediation stage of operation, monitoring and maintenance has commenced and is ongoing. As a result, the Company changed its estimate and reduced the environmental liability by $1.7 million during the second quarter ended June 30, 2011. At December 31, 2012, this liability had a remaining balance of approximately $0.1 million.

For additional information regarding the Company’s environmental liabilities, see Note 9 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2012.

Based on informal discussions with state officials, the Company believes that its Oregon subsidiary, Cascade Kelly Holdings LLC, may receive a Notice of Violation of its existing air permit from the Oregon Department of Environmental Quality (ODEQ). The ODEQ may also attempt to modify the existing air permit to limit the volume of crude oil throughput at the facility. To date, the Company has not received any orders or correspondence of any kind from ODEQ related to any violation or modification of its existing air permit. If and when any such order or notice is received, the Company will appeal such actions and the Company believes that it has meritorious defenses. The existing air permit, which covers both the production of ethanol and transhipping crude oil, will remain in effect pending any such appeal.

ODEQ has previously requested that the Company submit an application for a separate air permit to transship crude oil.  The Company submitted the requested permit application to ODEQ in August 2013. The Company anticipates that a separate air permit for crude oil will be issued in the second quarter 2014.  The Company believes that the issuance of a separate crude oil permit will resolve any operational issues raised by the potential ODEQ action.

On December 17, 2013, the Company received a request for information from ODEQ relating to Cascade Kelly’s crude oil transloading activities in connection with ODEQ’s review

Schedule 2.14-2

of Cascade Kelly’s compliance status with its current permit and Oregon environmental law. The Company is working to respond to ODEQ’s request in a timely manner.

Schedule 2.14-3

SCHEDULE 2.23

AFFILIATE TRANSACTIONS

1.              Amended and Restated Services Agreement dated as of October 4, 2005, as amended, by and among Global Petroleum Corp. and Global Companies LLC, Global Montello Group Corp. and Chelsea Sandwich LLC, as amended by the First Amendment to Amended and Restated Services Agreement, dated as of July 24, 2006, by and among Global Petroleum Corp., Global Companies LLC, Global Montello Group LLC and Chelsea Sandwich LLC, and as further amended by the Second Amendment to Amended and Restated Services Agreement, dated March 9, 2012, by and among Global Petroleum Corp., Global Companies LLC, Global Montello Group Corp., Chelsea Sandwich LLC and Alliance Energy LLC

2.              Second Amended and Restated Terminal Storage Rental and Throughput Agreement dated as of October 5, 2005, as amended, by and among Global Petroleum Corp., Global Companies LLC (for itself and its subsidiary, Glen Hes Corp.) and Global Montello Group Corp.

3.              Services Agreement, dated March 9, 2012, by and between Global Companies LLC and AE Holdings Corp.

4.              Shared Services Agreement dated as of February 1, 2013, by and among Global Partners LP, Diamond B Companies, Inc. and Basin Transload, LLC

5.              Omnibus Agreement by and among Global Petroleum Corp., Montello Oil Corporation, Global Revco Dock, L.L.C., Global Revco Terminal, L.L.C., Global South Terminal, L.L.C., Sandwich Terminal, L.L.C., Chelsea Terminal Limited Partnership, Global GP LLC, Global Partners LP, Global Operating LLC, Alfred A. Slifka, Richard Slifka and Eric Slifka dated October 4, 2005

6.              Compensation Funding Agreement by and between Global Partners LP and Global GP LLC dated as of June 1, 2009.

Schedule 2.23-1